Exhibit 99.1
For Immediate Release

IR Contact	Media Contact
David Waldman/Jody Burfening	Chenoa Taitt
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
dwaldman@lhai.com	ctaitt@lhai.com
(212) 838-3777	(212) 838-3777

QSGI Reports Third Quarter Results; 47% Sequential Increase
and 93% Year-Over-Year Increase in Data Security & Compliance
Division Revenue for the Third Quarter

HIGHTSTOWN, NJ—November 9, 2005—QSGI, Inc. (PCX: QGI) today reported financial results for the third quarter and nine months ended September 30, 2005.

Financial Highlights for the quarter:
•	Total revenues were $8.7 million
•	Data Security & Compliance revenues were $4.6 million
-An increase of 46.7% sequentially from Q2 2005 and an increase of 93.2% from Q3 2004
•	Data Center Hardware & Maintenance revenues were $4.1 million
-Data Center Maintenance achieved an increase of 18.1% sequentially from Q2 2005
•	Net loss per share was $0.01 per share
•	Data Center Hardware and Data Center Maintenance Divisions achieved profitability on a segment basis

New client and channel partners signed during the quarter:
•	5 new Data Security & Compliance customers including:
–	Fortune 500 oil and gas producer
–	Leading supply chain software company
–	One of the world's largest enterprise software management companies
–	Nationwide book retailer with over 800 retailer locations
–	One of the top 15 websites worldwide—subsidiary of leading global media company

•	2 new Data Security & Compliance channel partners including:
–	A leading Japanese IT asset management company servicing the Asia-Pacific market
–	A premier telecom remarketing company which specializes in the sale of excess inventory and decommissioned networks for global telecommunications carriers

•	7 new Data Center Hardware & Data Center Maintenance clients, including:
– One of the world’s largest airlines
– A major utility company based in the Midwest
– A U.S. state government

Marc Sherman, chairman and chief executive officer of QSGI, commented, “During the third quarter our Data Security and Compliance division continued to gain significant traction, as evidenced by a 46.7% sequential increase in revenue, following a 36.1% sequential increase in the second quarter. The acceleration of new contracts within this division is further evidence that Fortune 1000 companies are taking steps to avoid the enormous business liabilities and financial penalties they face if they do not comply with new government standards to properly dispose of end-of-life equipment. Just as companies need outside auditors to ensure the integrity of their books and controls, they understand the need to use third-party providers to ensure that their IT equipment has been properly erased, audited, and reported—which is now becoming standard business practice.”

Mr. Sherman continued, “With the upcoming launch of our new mobile audit facility, QSGI will have the most advanced and flexible on-site and off-site services in the industry through our 4-point offering, which includes: pick up on location and servicing clients from our company’s 40,000 square foot NJ facility; providing service at the client site including the new mobile audit unit for high security needs; our patent-pending, Web-based, disk drive erasure tool for customers with multiple sites or remote sites; and our global partner network which provides us the ability to service clients in more than 90 countries worldwide. As a result, we are the only provider with truly global capabilities that will indemnify clients from the liability related to improperly disposed IT equipment.”

Mr. Sherman continued, “Our Data Center Maintenance division continued its steady growth, as evidenced by an 18.1% sequential increase in revenue, following a 10.2% sequential increase in the second quarter. Additionally, this recurring revenue business continues to demonstrate solid operating margins as it compliments the Hardware division. Our Data Center Hardware division, which can be subject to quarterly fluctuations due to the nature of its sizeable contracts, experienced a temporary decline in revenue. However, as we have indicated in the past, we expect this division to be a steady growth business and as such, we are enhancing the sales process to better ensure consistent performance. As we enter the fourth quarter, we have already signed a number of significant new contracts within the division. Sales within our Data Center Hardware division are back on track and we expect to resume past profitability levels for the division during the fourth quarter.”

Mr. Sherman concluded, “Looking ahead, the growing Data Security and Compliance division should continue to become a greater percentage of our revenue, as we aim to continue our double digit sequential quarterly revenue growth for the division heading into 2006. At the same time, we expect the Data Center Hardware and Data Center Maintenance divisions will maintain steady growth and contribute to QSGI’s profitability.”

Total revenue for the third quarter of 2005 increased to $8.7 million, compared to $8.2 million for the same period in 2004, reflecting an 93.2% increase in revenue from the company’s Data Security and Compliance division and a 92.2% increase in revenue from the company’s Data Center Maintenance division, offset by a temporary decline in the company’s Data Center Hardware division. Total revenue for the nine months ended September 30, 2005, increased to $25.0 million, compared to $15.7 million for the same period in 2004, aided by the company’s 2004 acquisition of QualTech International and QualTech Services Group.

Net loss for the third quarter of 2005 was $393,500 or $0.01 per share, compared to net income of $280,000 or $0.01 per share, for the same period in 2004, reflecting the company’s investments in infrastructure to meet the growing demand for its data security and compliance services. Net loss for the first nine months of 2005 was $1.2 million or $0.04 per share, versus net income of $243,000 or $0.01 per share for the same period in 2004.

During the third quarter of 2005, management and its auditors reviewed the initial accounting for deferred income taxes related to the acquisition of QualTech International and QualTech Services and determined that the deferred income taxes needed correction. As a result of the recalculation, the company restated its financial results for the year ended December 31, 2004. The effect of this restatement was to record a long-term deferred tax liability at the acquisition date of $1,326,000, with an offsetting increase to goodwill. The restatement also caused a net decrease in income for the year ended December 31, 2004 of $98,318. Because goodwill is not amortizable, amortization expense will not be affected going forward. As a result of the recalculation, the company also restated its financial results for the three months and six months ended June 30, 2005 and 2004. The company will file an amended 10-KSB for the fiscal year ended December 31, 2004 and an amended 10-QSB for the quarterly period ended June 30, 2005 on November 14, 2005.

Conference Call

The company will host a conference call on Thursday, November 10th, at 8:30 a.m. Eastern time, to discuss its results for the 2005 fiscal third quarter. To participate in the call, please dial (706) 679-7685. A live Webcast of the call will also be available on the company's Web site, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software. The Webcast will be archived on the site, and a telephone replay of the call will be available for seven days beginning at 11:30 a.m. Eastern time, November 10th, at 706-645-9291, using conference ID #2270541.

About QSGI
QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2005	2004
		(restated)
Assets

Current Assets
Cash and cash equivalents	$540,362	$844,939
Accounts receivable, net of reserve of $30,270 in 2005 and $50,000 in 2004	4,339,939	3,612,530
Accounts receivable - related party	53,416	119,046
Inventories	4,163,204	2,721,505
Prepaid expenses, income taxes and other assets	279,120	165,741
Deferred income taxes	67,511	67,511
Total Current Assets	9,443,552	7,531,272
Property and Equipment, Net	643,823	552,560
Goodwill	3,212,314	3,125,794
Intangibles, Net	2,951,404	3,188,896
Other Assets	116,225	89,843

	$16,367,318	$14,488,365

Liabilities And Stockholders’ Equity
Current Liabilities
Current maturities of notes payable	$1,710	$603,376
Revolving lines of credit	2,834,500	1,155,500
Accounts payable	1,748,436	1,590,928
Accrued expenses	299,153	265,391
Deferred revenue	369,777	346,031
Accrued payroll and other liabilities	213,843	210,205
Total Current Liabilities	5,467,419	4,171,431

Notes Payable	-	255,000
Deferred Income Taxes	549,335	1,115,870
Total Liabilities	6,016,754	5,542,301

Stockholders’ Equity
Preferred shares: Authorized 5,000,000 shares in 2005
and 2004, $0.01 par value, none issued	-	-
Common shares: authorized 55,000,000 shares in 2005 and 2004,
$0.01 par value; 28,585,006 shares issued and outstanding in 2005
and 25,550,007 shares issued and outstanding in 2004	285,850	255,500
Additional paid-in capital	12,019,814	9,421,356
Retained earnings (deficit)	(1,955,100)	(730,792)
Total Stockholders’ Equity	10,350,564	8,946,064

	$16,367,318	$14,488,365

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three and Nine Months Ended September 30, 2005 and 2004
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
				(restated)
Revenue	$8,747,401	$8,195,264	$25,011,516	$15,737,595

Cost Of Sales	6,864,030	6,249,214	19,621,688	11,519,499

Gross Profit	1,883,371	1,946,050	5,389,828	4,218,096

Selling, General And Administrative Expenses	2,163,978	1,270,421	6,548,050	3,427,560

Depreciation And Amortization	165,269	122,344	466,212	232,556

Interest Expense, net	63,868	25,566	91,168	59,805

Income (Loss) Before Provision (Benefit) For Income Taxes	(509,744)	527,719	(1,715,602)	498,175

Provision (Benefit) For Income Taxes	(115,904)	247,396	(491,294)	255,649

Net Income (Loss)	$(393,840)	$280,323	$(1,224,308)	$242,526

Net Income (Loss) Per Common Share - Basic	$(0.01)	$0.01	$(0.04)	$0.01
Net Income (Loss) Per Common Share - Diluted	$(0.01)	$0.01	$(0.04)	$0.01

Weighted Average Number Of Common Shares Outstanding -Basic	28,581,383	24,478,772	27,978,920	24,333,402
Weighted Average Number Of Common Shares Outstanding -Diluted	28,581,383	27,514,579	27,978,920	27,365,341

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Nine Months Ended September 30, 2005 and 2004
(Unaudited)

	2005	2004
		(restated)
Cash Flows From Operating Activities
Net Income (Loss)	$(1,224,308)	$242,526
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	466,212	232,556
Stock option compensation expense	19,000	8,333
Deferred income taxes	(566,535)	205,649
Common Shares issued for services	-	175,000
Changes in assets and liabilities:
(Increase) in accounts receivable	(661,779)	(136,626)
(Increase) in inventories	(1,441,699)	(1,768,380)
(Increase) decrease in prepaid expenses and other assets	(109,844)	85,166
Increase in accounts payable and accrued expenses	218,654	1,066,686
Net Cash Provided by (Used In) Operating Activities	(3,300,299)	110,910

Cash Used In Investing Activities
Purchase price adjustment	(86,520)	(3,005,375)
Payments for trademark	-	(3,010)
Payments for property and equipment	(308,338)	(74,645)
Net Cash Used In Investing Activities	(394,858)	(3,083,030)

Cash Flows From Financing Activities
Net proceeds from the exercise of options and warrants	2,609,808	-
Net proceeds from the sale of common stock and warrants	-	3,300,000
Other financing fees	(41,562)	-
Net amounts paid on notes payable	(856,666)	(264,192)
Net amounts borrowed on line of credit	1,679,000	-
Payments on capital lease obligations	-	(10,958)
Net Cash Provided By Financing Activities	3,390,580	3,024,850

Net Increase (Decrease) In Cash And Cash Equivalents	(304,577)	52,730

Cash And Cash Equivalents - Beginning Of Period	844,939	270,155
Cash And Cash Equivalents - End of Period	$540,362	$322,885